EXHIBIT 10.1

Plan Amendment

Amendment No. 2

TRINITY CAPITAL INC.

2019 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

Pursuant to the power reserved to it in Section 9(A) of the Trinity Capital Inc. 2019 Non-Employee Director Restricted Stock Plan (the “Plan”), the Board of Directors of Trinity Capital Inc. hereby amends the Plan, effective June 10, 2026, as follows:

1. Section 3 is hereby amended and restated in its entirety to read as follows:

“3. SHARES SUBJECT TO THE PLAN

The shares subject to this Plan shall be shares of the Company’s common stock, par value $0.001 per share (“Shares”). Subject to the provisions hereof concerning adjustment, the total number of Shares that may be awarded as restricted stock under this Plan shall not exceed two hundred and twenty thousand (220,000) Shares. Any Shares that were granted pursuant to an award of restricted stock under this Plan but that are forfeited pursuant to the terms of the Plan or an award agreement shall again be available under this Plan. Shares used for tax withholding shall not again be available under this Plan. Shares may be made available from authorized, un-issued or reacquired stock or partly from each.”

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To record the adoption of this Amendment No. 2 to the Plan, Trinity Capital Inc. has authorized its officers to affix its corporate name effective as of the date indicated above.

TRINITY CAPITAL INC.

By:	/s/ Michael Testa
Name:	Michael Testa
Title:	Chief Financial Officer